MASTERWORKS

REQUEST INVITATION

You're invited to join an exclusive community investing in blue-chip art.

- Investments in securitized blue-chip paintings
- 14.0% price appreciation for Contemporary Art from 1995–2020
- Potential interim liquidity from Secondary Market

REQUEST INVITATION

Contemporary Art Market Appreciation vs. S&P 500 (1995–2020)



30
23
15
8
1995
2000
2005
2010
2015
2020

Contemporary Art Annual Appreciation

14.0%*

S&P 500 Annualized Return

9.5% (with dividends)

* Calculated based on all publicly available auction sale data from major auction houses for works by contemporary artists (i.e. artists producing work after 1945). Past Appreciation is no guarantee of future results, and there are significant differences between investing in art, and investing in stocks, bonds and other asset classes. Masterworks does not offer securities that directly correlate to the Contemporary Art market. See important disclosures.

The New York Times | New York | CNN | Forbes | CNBC

Our Track Record

15.0%

Masterworks Track Record

Historical performance, net of fees, from Sep 27, 2019 (inception) through Sep 30, 2021.

View Disclaimer

80+

Total Offerings

250K+

Registered Signups

$300M+

Securitized Paintings



Coverage

M

Masterworks on Mad Money with Jim Cramer

from **Masterworks.io**

07:32

CNBC

Masterworks on ‘Mad Money’ with Jim Cramer


ASTERWORKS.IO HAS PAINTINGS FOR INVESTMENT
FROM ARTISTS LIKE JEAN-MICHEL BASQUIAT

Fox Business

Contemporary Art Posts Strong Returns With Less Volatility in 2020



This Week in Startups

E1087: Democratizing art as an asset class with Masterworks CEO & Founder Scott Lynn



Bloomberg

Robinhoods of the Art World Lure Scores of Investors in Pandemic

The Art Market

We’ve compiled what we believe to be the most complete price database of paintings that have been purchased and resold throughout history. This allows us to identify which artist markets are gaining momentum.

$64.1B

Global Sales in 2019

$1.7T

Art and Collectibles Wealth

Art Basel & UBS

Deloitte

86%

Wealth Managers Surveyed Recommend Investing in Art

Deloitte

GO TO PRICE DATABASE

Contemporary Artists



Mark Rothko
(b. 1903–1970)

13.00%
Historical Appreciation



Joan Mitchell
(b. 1925–1992)

15.78%
Historical Appreciation

Historical appreciation is defined as the median annualized appreciation rate across paintings (unless otherwise noted) that have sold at least twice at public auction by a given artist, including purchase and sale commissions paid to the auction house. Appreciation rates are not comparable to, or intended to represent or be a proxy for, returns on Masterworks shares. Masterworks periodically updates historical appreciation rates for auction activity, but such data is not updated in real time and may not include the most recent auction results for any particular artist. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results.

Higher Appreciation Rate and Low Correlation

Citi Private Bank calculated the long-term correlation coefficient of 0.12 between Art and the S&P 500 Index, which is a very low level of correlation. This is why we believe that contemporary art plays a key role in diversifying any portfolio.

Annualized Appreciation (1995–2020)


Contemporary Art
14.0%
S&P 500 Total Return
9.5%

Correlation F

Contemporary /

S&P 500 Total F



Global Equities
7.7%
Gold
6.5%
US Housing
4.3%
Global Equities
Gold
US Housing

* Calculated based on all publicly available auction sale data from major auction houses for works by contemporary artists (i.e. artists producing work after 1945). Past Appreciation is no guarantee of future results, and there are significant differences between investing in art, and investing in stocks, bonds and other asset classes. Masterworks does not offer securities that directly correlate to the Contemporary Art market. See important disclosures.

Art as a Hedge Against Inflation

Central Banks around the world are committed to keeping interest rates low for the foreseeable future. But extensive monetary easing plus government spending has increased the risk of inflation in the future. Real assets, notably Contemporary Art, have benefitted from falling real interest rates and help provide protection in an inflationary environment, according to our research.

Contemporary Art Prices vs. Real Interest Rates (2000–2020)



Contemporary Art (2000 = 1)
10.0
8.0
6.0
4.0
2.0
0.0
Real Interest Rates (%)
8.0
6.0
4.0
2.0
0.0
-2.0
-4.0
2000
2004
2008
2012
2016
2020

Post War & Contemporary Art Prices*

Prices based on repeat-sale pairs (i.e. two or more auction sales of the same painting).

Treasury Inflation-Indexed Long-Term Average Yield

Measured through July 2020.

* Calculated based on all publicly available auction sale data from major auction houses for works by contemporary artists (i.e. artists producing work after 1945). Past Appreciation is no guarantee of future results, and there are significant differences between investing in art, and investing in stocks, bonds and other asset classes. Masterworks does not offer securities that directly correlate to the Contemporary Art market. See important disclosures.

About

Careers

How It Works

Price Database

Press

Terms of Use

Privacy Policy

Disclaimer

Contact Us

Become an Affiliate

Masterworks.io, LLC
225 Liberty St. 29th Floor,
New York, NY 10281
support@masterworks.io

MASTERWORKS

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

This website is maintained by Masterworks in its sole and absolute discretion and Masterworks is solely responsible for the content on this website. No broker-dealer licensed by FINRA is or has been involved in the development or dissemination of this website.

We are "testing the waters" under Regulation A under the Securities Act of 1933. The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

Our materials may include historical appreciation percentages that are based on public auction sales and reflect historical price trends. Such information is not intended to be indicative of returns that would have been achieved on Masterworks shares during such periods. Fees, expenses and other factors will create significant differences between the performance of an investment in masterworks shares and historical artwork appreciation rates.

Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork or Masterworks shares. Also, our materials may present comparisons between the historical price performance of a segment of the art market and other investment asset classes, such as stocks, bonds, real estate, and others. There are important differences between art and other asset classes. For more information, see **important disclosures.**

By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy**. For additional information you are encouraged to review **important disclosures.**

* There is no guarantee of profits and investing includes risk of loss.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services.

The information contained herein neither constitutes an offer for nor a solicitation of interest in any specific securities offering. For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

Masterworks.io, LLC is located at 225 Liberty St. 29th Floor, New York, NY 10281.

MASTERWORKS

The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks.io website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with SEC or other offering materials relating to such investment opportunity.

By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy**. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website **here**, or as available on the SEC's **EDGAR website**.

* There is no guarantee of profits and investing includes risk of loss.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services. Certain equity owners of Masterworks operate in their capacity as a "principal" to Masterworks platform transactions pursuant to SEC Rule 3a4-1.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information. Masterworks.io, LLC is located at 225 Liberty St. 29th Floor, New York, NY 10281.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

Risk of Investing

Investing involves a number of significant risks and uncertainties. Please **click here** for a summary discussion of risk factors you should consider prior to investing. Please also review the "Risk Factors" section of our latest SEC filings prior to investing.

support@masterworks.io